Exhibit 99.1

news release

QLT INITIATES PHASE Ib STUDY OF QLT091001 IN LEBER CONGENITAL AMAUROSIS

For Immediate Release	December 15, 2009

VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) today announced that it has initiated enrollment in a Phase Ib trial of QLT091001 in pediatric patients with Leber Congenital Amaurosis (LCA), an inherited progressive retinal degenerative disease that leads to retinal dysfunction and visual impairment beginning at birth. QLT091001 is an orally administered synthetic retinoid replacement for 11-cis-retinal, which is a key biochemical component of the visual retinoid cycle.

The Phase Ib trial is an open-label, single center trial to evaluate the safety profile and effects on retinal function in 8 pediatric patients (aged 5 to 14 years) with LCA due to inherited deficiency of RPE65 or LRAT. Patients will receive daily doses of QLT091001 for 7 days at the Montreal Children’s Hospital in Montreal, Canada under the trial’s Principal Investigator, Dr. Robert Koenekoop. The trial will monitor for changes in several visual function parameters including the best-corrected visual acuity over the duration of the study.

“Given the encouraging nonclinical testing in animal models and the safety results from the Phase Ia healthy adult volunteer trial, we are very excited to move QLT091001 into Phase Ib testing,” said Bob Butchofsky, President and Chief Executive Officer of QLT. “Children with LCA have few treatment options and we are hopeful that QLT will be able to advance this compound in clinical trials. We look forward to reporting data from this trial in the next few months.”

About Synthetic Retinoid Drugs
Genetic diseases in the eye such as LCA and Retinitis Pigmentosa (RP) arise from gene mutations of enzymes or proteins required in the biochemistry of vision. QLT091001 is a replacement for 11-cis-retinal, which is an essential component of the retinoid–rhodopsin cycle and visual function. Two different gene mutations (Retinal pigment epithelium protein 65 (RPE65) and lecithin-retinol acyltransferase (LRAT) result in an inadequate production of 11-cis-retinal and occur in approximately 10% of patients with LCA and to a lesser extent in RP.

The basis for using synthetic retinoids as replacement therapy for conditions where genetic defects result in deficiency of 11-cis-retinal is founded on experiments in mouse genetic models. These experiments used mice that have mutations in either the Rpe65 or Lrat genes, the same as those associated with LCA in humans. Both mouse models have clinical features of the human disease. The biological activity of the synthetic retinoid was monitored by measuring the level of pigment-related compounds in the eye. Retinal function was also assessed by detecting electroretinograms (ERGs) and electrical nerve signals from the retina. Oral administration of QLT091001 showed evidence of having corrected the biochemical defect in the retinoid cycle in light-sensing cells (rods) and appeared to restore ERG responses to light in both models of LCA.

About Leber’s Congenital Amaurosis
LCA is an inherited degenerative retinal disease characterized by abnormalities such as roving eye movements and sensitivity to light, and manifesting in severe vision loss from birth. Eye examinations of infants with LCA reveal normal appearing retinas. However, low level of retinal activity, measured by electroretinography, indicates very little visual function.

About QLT
QLT Inc. is a pharmaceutical company dedicated to the development and commercialization of innovative therapies for the eye. We are focused on our commercial product Visudyne for the treatment of wet-AMD, and the development of drugs to be delivered in our proprietary punctal plug devices. For more information, visit our website at www.qltinc.com.

In April of 2006, QLT entered into an exclusive worldwide co-development and licensing agreement with Retinagenix, LLC to develop active synthetic retinoid products for the treatment of degenerative retinal diseases. Under the terms of the agreement, QLT is responsible for developing and commercializing the products for use in ocular and all other human diseases. Retinagenix has participated in research in support of the co-development collaboration and is eligible to receive payments upon achievement of certain development, approval and sales milestones as well as a royalty on net sales.

QLT Inc. Media Contact:
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
kpeterson@qltinc.com

The Trout Group Investor Relations Contact:
New York, USA
Christine Yang
Telephone: 646-378-2929
cyang@troutgroup.com
or
Marcy Nanus
Telephone: 646-378-2927
mnanus@troutgroup.com

QLT Plug Delivery, Inc. is a wholly-owned subsidiary of QLT Inc.
Visudyne is a registered trademark of Novartis AG.

QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”

Certain statements contained in this press release, which are not historical facts, are “forward-looking statements,” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Such statements include, but are not limited to: our beliefs regarding the potential benefits, targets, market opportunity and commercial success of our synthetic retinoid drug; our expectations regarding our clinical development plans and strategy for the technology and timelines associated with these; and statements which contain language such as “expects,” “will,” “plans,” “estimates,” “intends,” “believes” and similar expressions that do not relate to historical matters. Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from the results expressed or implied by such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: risks and uncertainties associated with the timing, expense and outcome of research and development programs and commercialization of products (including the difficulty of predicting the timing and outcome of the synthetic retinoid drug development efforts, clinical testing and regulatory approvals or actions); uncertainties regarding the impact of competitive products and pricing; risks and uncertainties associated with the safety and effectiveness of our technology; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; and other factors as described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.